EXHIBIT 99.1

PRESS RELEASE

Date: November 13, 2023

Cadiz Marks One Year Anniversary of ATEC Acquisition

ATEC Water Systems Revenues Expected to top $12 Million in FY 2024

Los Angeles, CALIFORNIA (11.13.23) - Today, Cadiz, Inc. (NASDAQ: CDZI/CDZIP) is pleased to mark the one-year anniversary of its acquisition of our water treatment operating subsidiary ATEC Water Systems, L.L.C. (“ATEC”), a leading producer of specialized water filtration solutions for contaminated groundwater sources. Since Cadiz acquired the business in Q4 2022, ATEC has secured contracts and begun production on projects expected to generate significant revenues beginning in FY 2024. ATEC segment revenues are expected to total approximately $1.4 million in FY 2023 and exceed $12 million in FY 2024 with projected segment positive operating income of approximately $3 - 4 million during FY 2024.

“We are pleased with ATEC’s success and its promise to deliver a robust source of future cash flow for the business while meeting the urgent need for access to clean water in communities affected by groundwater contamination,” said Susan Kennedy, Executive Chair of Cadiz.

With manufacturing facilities in Hollister, California, ATEC’s specialized filtration media provide cost-effective, high-rate of removal for common groundwater contaminants that pose health risks in drinking water, including iron, manganese, arsenic, chromium-6, and other constituents of concern. In March 2023, ATEC was awarded a contract to provide all wellhead filters for removal of iron and manganese for the Central Utah Water Conservancy District, the largest water district in Utah. Delivery of ATEC filters under this contract is expected to begin in the first quarter of 2024.

Earlier this year, Cadiz installed ATEC’s new arsenic filtration systems at wells on tribal lands in Thermal, California near the Salton Sea for the Torres Martinez Desert Cahuilla Indian Tribe. The filters are successfully removing arsenic and bringing the community wells into compliance with safe drinking water standards established by state and federal water quality agencies.

We believe ATEC filters provide the most cost-effective treatment solutions for successful reduction and removal of iron and manganese from groundwater. High levels of manganese pose significant potential health risks, especially for babies and young children. An April 2023 study in the journal Environmental Science & Technology, found the occurrence of elevated levels of manganese especially prevalent in disadvantaged communities in California’s Central Valley in tandem with elevated arsenic. The ATEC iron and manganese treatment system has effectively been adapted to remove arsenic as well as chromium-6.

“We believe there is no other treatment filtration system on the market that can remove iron, manganese, chromium-6 or arsenic from groundwater sources large and small as affordably or effectively as ATEC,” said Lee Odell, ATEC COO and lead engineer. “Our experience in successful treatment of iron and manganese will make us the solution to this challenge effecting thousands of communities.”

Earlier this year, ATEC entered into a service contract with Goble Sampson, a leading Manufacturers’ Representative of process equipment providers for water and wastewater treatment. Goble Sampson is actively marketing ATEC filtration products in 10 western states.

About Cadiz, Inc.

Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access.

For more information, please visit www.cadizinc.com.

Contact:

Courtney Degener

cdegener@cadizinc.com

213-271-1603

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FORWARD LOOKING STATEMENTS: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include but are not limited to statements regarding the future revenue and operating performance of the ATEC water treatment operating segment of Cadiz, Inc. (the “Company”) that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond the control of ATEC and the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements, including expected growth opportunities or cost savings may take longer to realize than expected, delays in the supply chain for materials, or other factors, are detailed in the Company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.